Exhibit 10.3

April 14, 2025

Hennessy Capital Investment Corp. VI

P.O. Box 1036, 195 US Hwy 50, Suite 309

Zephyr Cove, Nevada 89448

Re:	Amended and Restated Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Business Combination Agreement, dated as of June 17, 2024 (as amended from time to time, the “BCA”), by and among (i) Hennessy Capital Investment Corp. VI, a Delaware corporation (“SPAC”), (ii) Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), (iii) Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of PubCo, (iv) Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of PubCo, and (v) Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) and (b) that certain Sponsor Letter Agreement, dated as of June 17, 2024 (the “Sponsor Letter Agreement”), by and among Hennessy Capital Partners VI LLC (“Sponsor”), SPAC and PubCo. Terms used and not otherwise defined herein shall have the meanings given to such terms in the BCA.

Sponsor, SPAC and PubCo hereby agree to amend and restate the Sponsor Letter Agreement (as so amended and restated, this “Agreement”, which for the sake of clarity constitutes the Sponsor Letter Agreement referred to in the BCA), which shall read as follows:

1.	Sponsor shall, immediately prior to (and contingent upon) the Closing, forfeit, or cause to be forfeited, to SPAC the sum of (a) 6,664,318 shares of SPAC Class A Common Stock or SPAC Class B Common Stock held by Sponsor or any other Persons holding founder shares prior to the Closing, plus (b) the Forfeited Polar Working Capital Shares (as defined below), if any (all such forfeited shares, the “Forfeited Founder Shares”; and the forfeiture of the Forfeited Founder Shares, the “Sponsor Forfeiture”). For the avoidance of doubt, (i) nothing in this Section 1 shall require Sponsor to forfeit or transfer any other securities apart from the Forfeited Founder Shares and (ii) after giving effect to the Forfeited Founder Shares in clause (a) above, Sponsor and such other Persons holding founder shares shall hold an aggregate of 4,700,000 shares of SPAC Class A Common Stock or SPAC Class B Common Stock immediately prior to the Closing less the Forfeited Polar Working Capital Shares, 700,000 of which are designated for payment of SPAC Transaction Expenses.

2.	To effect the Sponsor Forfeiture, immediately prior to (and contingent upon) the Closing: (a) Sponsor shall, or shall cause such other Persons holding founder shares to, transfer the Forfeited Founder Shares to SPAC for cancellation and in exchange for no consideration; (b) SPAC shall immediately retire and cancel all of the Forfeited Founder Shares (and shall direct SPAC’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incidental thereto); and (c) Sponsor and SPAC each shall take such actions as are necessary to cause the Forfeited Founder Shares to be retired and cancelled, after which the Forfeited Founder Shares shall no longer be issued or outstanding.

3.	Prior to the Closing, Sponsor shall not, and shall cause such other Persons holding founder shares not to, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the Forfeited Founder Shares other than pursuant to the Sponsor Forfeiture. Sponsor hereby authorizes SPAC during the period from the date hereof until the earlier of the Closing or termination of this Agreement to cause its transfer agent for the Forfeited Founder Shares to decline to transfer, and to note stop transfer restrictions on the stock register and/or legends on the stock certificate(s) or book entries relating to the Forfeited Founder Shares.

4.	Notwithstanding the foregoing:

a.	Sponsor shall take such actions (including making cash payments, agreeing to transfer PubCo securities or obtaining written releases) as to ensure that, at and following the Closing, none of SPAC, the Company or PubCo has any liability with respect to any unpaid SPAC Transaction Expenses, including as set forth on the written report delivered by SPAC pursuant to Section 2.8(b) of the BCA and including in respect of the Polar Working Capital Loans; provided, that for the avoidance of doubt, Sponsor shall not be responsible for any expenses or Liabilities of SPAC arising after the Closing;

b.	SPAC shall not issue to Sponsor, and Sponsor shall not accept the issuance of, any SPAC Securities or PubCo securities in repayment of any Sponsor Party Working Capital Loans;

c.	Sponsor shall, at or prior to the Closing, and in support of the financial condition of SPAC, forfeit a number of shares of SPAC Class A Common Stock or SPAC Class B Common Stock (the “Forfeited Polar Working Capital Shares”) equal to the number of Polar Working Capital Shares (defined below). PubCo shall issue Pubco Ordinary Shares to creditors of the Polar Working Capital Loans equal to the number of PubCo Ordinary Shares required to be transferred at the Closing to such creditors in respect of the Polar Working Capital Loans, including if the creditors under the Polar Working Capital Loans elect for all or a portion of the Polar Working Capital Loans to be repaid in PubCo Ordinary Shares (the “Polar Working Capital Shares”); and

d.	Sponsor and SPAC shall cause the terms of the SPAC Private Placement Warrants to be amended, effective as of the Closing, such that they are identical to the terms of the SPAC Public Warrants.

5.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1, 9.2 and 9.3 of the BCA, effective immediately prior to the Closing, Sponsor hereby waives, in accordance with Section 4.3(b)(ii) of the SPAC Charter, any and all rights that any holder of shares of SPAC Class B Common Stock has or will have under Section 4.3(b)(ii) of the SPAC Charter to receive, with respect to each share of SPAC Class B Common Stock, more than one (1) share of SPAC Class A Common Stock upon the automatic conversion of such share of SPAC Class B Common Stock in accordance with the SPAC Charter in connection with the consummation of the Transactions. Sponsor hereby represents and warrants that the foregoing waiver is binding on all holders of shares of SPAC Class B Common Stock and their successors and assigns. Without limitation of the foregoing, Sponsor hereby acknowledges and agrees that pursuant to the BCA, upon the consummation of the Transactions, each share of SPAC Class B Common Stock shall automatically be cancelled and cease to exist and shall be converted into the right to receive one (1) PubCo Ordinary Share. For the avoidance of doubt, if either this Agreement or the BCA is terminated, then this Section 5 shall be deemed null and void ab initio.

6.	Sponsor hereby agrees to indemnify and hold harmless PubCo, SPAC, the Company and their respective Affiliates (collectively, the “Indemnified Parties”) from and against any and all Excise Taxes of SPAC. If any Indemnified Party receives notice of the assessment of any Excise Taxes, the Indemnified Party shall promptly notify Sponsor of its indemnification obligations hereunder, and provide written evidence of the amount and allocation of Excise Taxes being charged. Sponsor shall have (a) the sole and exclusive right to prepare, execute, and file, in the name and on behalf of SPAC, any and all forms, returns, and other documents required to be filed with respect to any Excise Taxes, and to take any other actions on behalf of SPAC related thereto; and (b) the right to control, contest, defend, or settle any claim, action, or proceeding related to any Excise Taxes or the payment thereof or obligations related thereto. After the Closing, if the obligations with respect to the Excise Taxes have not been satisfied and Sponsor will liquidate or distribute or sell any of its PubCo Ordinary Shares and/or PubCo Warrants, then prior to such liquidation or sale, the parties will work together in good faith to replace the Sponsor as the indemnifying party in this Section 6.

7.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

9.	This Agreement and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other State. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and each of the parties hereto further waives any argument that such service is insufficient. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the State or federal courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or that such action suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined by such a Delaware State or federal court. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suits or proceeding in the manner provided in Section 10 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each of the parties hereto acknowledges and agrees that any controversy which may arise under this Agreement or the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver; (iii) such party makes the foregoing waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.

10.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and may be delivered personally, by courier or by electronic mail to the intended recipient thereof at its courier delivery or email address as set forth adjacent to each undersigned’s signature below (or to such other courier delivery or email address as a party may from time to time notify the other parties hereto by giving notice in accordance with this Section 10).

11.	This Agreement may not be changed, amended, modified or waived except by a written instrument executed by SPAC, PubCo and Sponsor. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived only if set forth in an instrument in writing signed by the Party or Parties granting such waiver.

12.	Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto acknowledges that, as described in the final prospectus of SPAC, filed with the SEC on September 30, 2021 (Registration No. 333-254062) (the “SPAC Prospectus”), SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of Sponsor and the Company hereto further acknowledges and agrees that a significant amount of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, each of Sponsor and the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any Released Claims (as defined below), in the past, now or in the future as a result of, or arising out of, this Agreement, any negotiation, contracts or agreements with the Company, each of the parties hereto, or its respective representative, against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating to any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit Sponsor’s or the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in this Agreement. This Section 12 shall survive the termination of this Agreement for any reason.

13.	This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other means, and delivered in portable document format (pdf) or in other electronic form by electronic service or by any other means) in multiple counterparts, each of which shall be deemed (and shall have the same legal effect as) an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

14.	This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the BCA is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS VI LLC,
a Delaware limited liability company
By: Hennessy Capital Group LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

Address:

PO BOX 1036, 195 US Hwy 50, Suite 309
Zephyr Cove, NV 89448
Attention: Daniel J. Hennessy, Thomas Hennessy, and Nick Geeza
Email: dhennessy@hennessycapitalgroup.com, thennessy@hennessycapitalgroup.com, and ngeeza@hennessycapitalgroup.com with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Jeffrey N. Smith and Michael Heinz
Email: jnsmith@sidley.com and mheinz@sidley.com

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

Address:

PO BOX 1036, 195 US Hwy 50, Suite 309
Zephyr Cove, NV 89448
Attention: Daniel J. Hennessy, Thomas Hennessy, and Nick Geeza
Email: dhennessy@hennessycapitalgroup.com, thennessy@hennessycapitalgroup.com, and ngeeza@hennessycapitalgroup.com with copies (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Jeffrey N. Smith and Michael Heinz
Email: jnsmith@sidley.com and mheinz@sidley.com

ACCEPTED AND AGREED TO:

NAMIB MINERALS

/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

Address:

Namib Minerals
c/o Appleby Global Services (Cayman) Limited
71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands
Attention: Ibrahima Tall
Email: itall@greenstonecorp.com

with copies (which shall not constitute notice) to:

Greenberg Traurig LLP
1 Vanderbilt Ave
New York, New York 10017
Attention: Alan Annex and Adam Namoury
Email: alan.annex@gtlaw.com and adam.namoury@gtlaw.com